August 2013 Preliminary Terms No. 1,014 Registration Statement No. 333-178081 Dated August 15, 2013 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities

Trigger PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due August    , 2015
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to a maximum payment at maturity.  If the basket has remained unchanged or depreciated in value but the final basket value is greater than the trigger level, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value so that the final basket value is less than or equal to the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the basket value over the term of the Trigger PLUS.  This amount will be less than $7.00 to $7.20 and could be zero.  The Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited range of upside performance of the basket and limited protection against loss, but only if the final basket value is greater than the trigger level.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	August , 2015
Original issue price:	$10 per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Pricing date:	August , 2013
Original issue date:	August , 2013 (3 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Russell 2000® Index (the “RTY Index”)	RTY	35%
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	35%
	Shares of the Vanguard FTSE Emerging Markets ETF (the “VWO Shares”)	VWO	30%
	We refer to the RTY Index and the SX5E Index, collectively, as the underlying indices, and the VWO Shares as the underlying shares and, together with the underlying indices, as the basket components.
Payment at maturity (per Trigger PLUS):	If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value but is greater than the trigger level: $10

If the final basket value is less than or equal to the trigger level: $10 × the basket performance factor
This amount will be less than the stated principal amount of $10 and will represent a loss of at least 28% to 30%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × basket percent increase
Leverage factor:	150%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Trigger level:	70% to 72% of the initial basket value. The actual trigger level will be determined on the pricing date.
Maximum payment at maturity:	$12 per Trigger PLUS (120% of the stated principal amount)
Initial basket value:
100, which will be equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Valuation date:	August , 2015, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.
Basket closing value:
The basket closing value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.

Basket component closing value:
In the case of each underlying index, the index closing value as published by the index publisher.  In the case of the underlying shares, the closing price of one underlying share times the adjustment factor.

Multiplier:
The multiplier will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value.  Each multiplier will remain constant for the term of the Trigger PLUS.  See “Basket—Multiplier” above.

Adjustment factor:	1.0, subject to adjustment for certain events affecting the underlying shares.
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	61762P617 / US61762P6170
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.64 per Trigger PLUS, or within $0.10 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$10	$0.1125	$9.8875
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.1125 for each Trigger PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 17.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product Supplement for PLUS dated August 17, 2012      Index Supplement dated November 21, 2011     Prospectus dated November 21, 2011

Trigger PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due August    , 2015
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due August    , 2015 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for a limited range of positive performance of the basket, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪
To provide limited protection against a loss of principal in the event of a decline in the value of the basket as of the valuation date, but only if the final basket value is greater than the trigger level

Maturity:	Approximately two years
Leverage factor:	150% (applicable only if the final basket value is greater than the initial basket value)
Trigger level:	70% to 72% of the initial basket value. The actual trigger level will be determined on the pricing date.
Maximum payment at maturity:	$12 per Trigger PLUS (120% of the stated principal amount).
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Basket weighting:	35% for the RTY Index, 35% for the SX5E Index and 30% for the VWO Shares
Interest:	None

The original issue price of each Trigger PLUS is $10.  This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $10.  We estimate that the value of each Trigger PLUS on the pricing date will be approximately $9.64, or within $0.10 of that estimate.  Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the basket components.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the Trigger PLUS, such as the leverage factor, the trigger level or the maximum payment at maturity, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

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MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to a limited range of positive performance of the basket.  In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity.  If the basket has remained unchanged or depreciated in value but the final basket value is greater than the trigger level, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value so that the final basket value is less than or equal to the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the basket value over the term of the Trigger PLUS.  This amount will be less than $7.00 to $7.20 and could be zero.  Investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a limited range of positive performance relative to a direct investment in the basket.
Trigger Feature
At maturity, even if the basket has declined in value over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final basket value is greater than the trigger level.

Upside Scenario
The basket increases in value and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 150% of the basket percent increase, subject to a maximum payment at maturity of $12 per Trigger PLUS (120% of the stated principal amount).

Par Scenario
The final basket value is less than or equal to the initial basket value but is greater than the trigger level.  In this case, you receive the stated principal amount of $10 at maturity even though the basket has depreciated in value.

Downside Scenario
The final basket value is less than or equal to the trigger level.  In this case, the Trigger PLUS redeem for at least 28% to 30% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying shares over the term of the Trigger PLUS.  This amount will be less than $7.00 to $7.20 per Trigger PLUS and the actual trigger level will be determined on the pricing date.  For example, if the final basket value is 60% less than the initial basket value, the Trigger PLUS will be redeemed at maturity for a loss of 60% of principal at $4.00, or 40% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Hypothetical trigger level:	71% of the initial basket value
Maximum payment at maturity:	$12 per Trigger PLUS (120% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 150% of the appreciation of the basket over the term of the Trigger PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final basket value of approximately 113.33% of the initial basket value.

▪	If the basket appreciates 10%, the investor would receive a 15% return, or $11.50 per Trigger PLUS.

▪	If the basket appreciates 30%, the investor would receive only a 20% return, or $12 per Trigger PLUS, due to the maximum payment at maturity.

▪
Par Scenario.  If the final basket value is less than or equal to the initial basket value and is greater than the trigger level of 85% of the initial basket value, the investor would receive $10 stated principal amount.

▪	If the basket depreciates 10%, investors will receive the $10 stated principal amount.

▪
Downside Scenario.  If the final basket value is less than or equal to the hypothetical trigger level of 71% of the initial basket value, the investor would receive an amount that is significantly less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket value.  This amount will be less than $7.10 per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

▪	If the basket depreciates 60%, the investor would lose 60% of the investor’s principal and receive only $4.00 per Trigger PLUS at maturity, or 40% of the stated principal amount.

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Trigger Performance Leveraged Upside SecuritiesSM
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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final basket value is less than or equal to the trigger level (which is 70% to 72% of the initial basket value, to be determined on the pricing date), the payment at maturity will be an amount in cash that is at least 28% to 30% less than the $10 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of the underlying shares over the term of the Trigger PLUS, without any buffer.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $12 per Trigger PLUS, or 120% of the stated principal amount.  Although the leverage factor provides 150% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to 120% of the stated principal amount for the Trigger PLUS, any increase in the final basket value over the initial basket value by more than approximately 13.33% of the initial basket value will not further increase the return on the Trigger PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.

▪
Adjustments to the underlying indices could adversely affect the value of the Trigger PLUS.  The publisher of either underlying index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such underlying index.  Any of these actions could adversely affect the value of the Trigger PLUS.  In addition, an index publisher may discontinue or suspend calculation or publication of the relevant underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Trigger PLUS will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

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Principal at Risk Securities

▪
The Trigger PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  The Russell 2000® Index, a basket component, consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of foreign (and especially emerging markets) equity securities.  The EURO STOXX 50® Index is linked to the value of foreign equity securities and the VWO Shares track the performance of the FTSE Emerging Markets Index, which is linked solely to the value of emerging markets equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, the stocks included in the FTSE Emerging Markets Index and that are generally tracked by the VWO Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The price of the VWO Shares is subject to currency exchange risk. Because the price of the VWO Shares is related to the U.S. dollar value of stocks underlying the FTSE Emerging Markets Index, holders of the Trigger PLUS will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the FTSE Emerging Markets Index, the price of the VWO Shares will be adversely affected and the payment at maturity on the Trigger PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the FTSE Emerging Markets Index and the United States and other countries important to international trade and finance.

▪
Investing in the Trigger PLUS is not equivalent to investing in the basket components.  Investing in the Trigger PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the Russell 2000® Index, the EURO STOXX 50® Index or the FTSE Emerging Markets Index.  Investors in the Trigger PLUS will not

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have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the Russell 2000 Index®, the EURO STOXX 50® Index or the FTSE Emerging Markets Index.

▪
Adjustments to the underlying shares or to the FTSE Emerging Markets Index could adversely affect the value of the Trigger PLUS.  The investment advisor to the Vanguard FTSE Emerging Markets ETF, The Vanguard Group, Inc. (the “Investment Advisor” or “Vanguard”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE Emerging Markets Index (the share underlying index).  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the components of the underlying shares.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS.  FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the share underlying index.  FTSE may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the share underlying index.  FTSE may discontinue or suspend calculation or publication of any of the share underlying index at any time.  If this discontinuance or suspension occurs following the termination of the underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Any of these actions could adversely affect the value of the underlying shares and, consequently, the value of the Trigger PLUS.

▪
The underlying shares and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the share underlying index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund, differences in trading hours between the underlying shares and the share underlying index or due to other circumstances. The Vanguard FTSE Emerging Markets ETF generally invests substantially all of its assets (approximately 95%) in securities of the FTSE Emerging Markets Index and in depositary receipts representing securities of such index.  The Vanguard FTSE Emerging Markets ETF may invest the remainder of their assets in securities not included in the share underlying index, but which the Investment Advisor believes will help the underlying shares track the share underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Advisor.

▪
The share underlying index recently completed a process of transition to tracking a new underlying index. Prior to January 2013, the VWO Shares tracked the MSCI Emerging Markets Index.  In January 2013, Vanguard announced that the VWO Shares would instead track the FTSE Emerging Index.  The principal difference between the two indexes is that the FTSE Emerging Index does not contain South Korean companies because those companies are included in FTSE’s developed country indexes.  Beginning January 10, 2013 the VWO Shares ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index.  The FTSE Emerging Transition Index was a “dynamic” index representing the components of the FTSE Emerging Index plus South Korean equity exposure.  The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index.  On June 28, 2013, the VWO Shares ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index.  As a result of this transition, the VWO Shares will no longer seek to track, and therefore will not benefit from any future appreciation in, the South Korean equity markets.  Moreover, the historical performance of the VWO Shares prior to June 28, 2013 reflected the contribution of the South Korean equity markets and investors in the Trigger PLUS should bear this difference in mind when evaluating the historical data.  See “Basket Overview—Vanguard FTSE Emerging Markets ETF” below.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included

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in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.  The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Since other broker dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, including whether the basket has decreased in value to or below the trigger level, and will calculate the basket percent increase, the basket performance factor and the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a discontinuance of the relevant basket component, may adversely affect the payout to you at maturity, if any.  In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the basket components or component stocks of the Russell 2000 Index®, the EURO STOXX 50® Index or the FTSE Emerging Markets Index), including trading in the underlying shares or the stocks that constitute the Russell 2000 Index®, the EURO STOXX 50® Index or the FTSE Emerging Markets Index as well as in other instruments related to the basket components.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the Russell 2000 Index®, the EURO STOXX 50® Index or the FTSE Emerging Markets Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components trigger level of the Trigger PLUS, and, therefore, increase the value at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect whether the basket closing value on the valuation date is at or below the trigger level and, therefore, whether an investor would receive significantly less than the stated principal amount of the Trigger PLUS at maturity.

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▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in which case an interest charge will be imposed).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because a Trigger PLUS provides for the return of principal except where the final basket value is at or below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  We not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Basket Overview

The basket consists of the Russell 2000® Index (“RTY Index”), the EURO STOXX 50® Index (“SX5E Index”) and shares of the Vanguard FTSE Emerging Markets ETF (“VWO Shares”) and offers exposure to price movements in the U.S. and international equity markets.

Russell 2000® Index. The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

EURO STOXX 50® Index. The EURO STOXX 50® Index was created by STOXX® Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Vanguard FTSE Emerging Markets ETF. The Vanguard FTSE Emerging Markets ETF is an exchange-traded fund that seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries.  As of June 28, 2013 the VWO Shares employs an indexing investment approach by investing substantially all of its assets (approximately 95%) in the common stocks included in the FTSE Emerging Index, while employing a form of sampling to reduce risk.  The FTSE Emerging Index includes approximately 851 common stocks of companies located in emerging markets around the world.  As of May 31, 2013, the largest markets covered in the FTSE Emerging Index were China, Brazil, Taiwan, and India (which made up approximately 20%, 15%, 13% and 9%, respectively, of the market capitalization of such index).

Prior to January 2013, the VWO Shares tracked the MSCI Emerging Markets Index.  Additional information about the MSCI Emerging Markets Index can be found in the accompanying index supplement.  In January 2013, the VWO Shares began to transition from tracking the MSCI Emerging Markets Index to tracking the FTSE Emerging Index.  In order to accomplish that transition, from January 10, 2013 to June 28, 2013 the VWO Shares employed an indexing investment approach by investing substantially all of its assets (approximately 95%) in the common stocks included in the FTSE Emerging Transition Index.  The FTSE Emerging Transition Index differed to FTSE’s Emerging Index prior to March 18, 2013, in that it contained “P Chip” and South Korean companies, used actual free float in the index calculation, and incorporated the indicative additions and deletions that were projected to be applied at the March 2013 index review.  A “P Chip” company is one that is controlled by mainland China individuals, with the establishment and origin of the company in mainland China.  The company must be incorporated outside of the People’s Republic of China and traded on the Stock Exchange of Hong Kong, with a majority of its revenue or assets derived from mainland China.

At the March 2013 index review, the majority of these differences were removed, and the primary difference was that the FTSE Emerging Transition Index contained South Korean companies.  FTSE classified South Korea as a Developed Market in September 2009 and since then it has not been a member of FTSE’s emerging indices.  As the MSCI Emerging Markets Index included South Korea in its portfolio, constituents of the FTSE Korea Index were initially included in the transition index universe and then over a 25-week time horizon weight of South Korea within the index was gradually reduced.  The FTSE Emerging Transition Index was a “dynamic” index that represented the components of the FTSE Emerging Index plus South Korean equity exposure.  The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index.

The VWO Shares is one of the investment portfolios of The Vanguard Group, Inc. (“Vanguard”), a registered investment company that consists of more than 180 mutual funds.  Information provided to or filed with the Commission by Vanguard pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-32548 and 811-05972, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the VWO Shares is accurate or complete.  For additional information see “Annex A—The FTSE Emerging Markets Index”.

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This document relates only to the Trigger PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding Vanguard from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Vanguard.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Vanguard is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Vanguard could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with Vanguard.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Vanguard, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws.  As a prospective purchaser of the Trigger PLUS, you should undertake an independent investigation of Vanguard as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

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Information as of market close on August 14, 2013:

Basket Component Information as of August 14, 2013
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
RTY Index	RTY	1,047.80	796.88	(on 8/5/2013): 1,063.01	(on 11/15/2012): 769.48
SX5E Index	SX5E	2,852.08	2,432.29	(on 8/14/2013): 2,852.08	(on 8/30/2012): 2,403.80
VWO Shares	VWO	$40.18	$41.27	(on 1/2/2013): $45.45	(on 6/24/2013): $36.53

The following graph is calculated as if the basket had an initial value of 100 on January 1, 2008 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage factor, the trigger level or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the Trigger PLUS.  The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2008 to August 14, 2013

The following graphs set forth the daily closing prices of each of the basket components for the period from January 1, 2008 through August 14, 2013.  The related tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, for each of the basket components for each quarter in the same period.  The closing values and closing prices, as applicable, for each of the basket components on August 14, 2013 were: (i) in the case of the RTY Index, 1,047.80, (ii) in the case of the SX5E Index, 2,852.08 and (iii) in the case of the VWO Shares, $40.18.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

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Russell 2000® Index January 1, 2008 to August 14, 2013

Russell 2000® Index	High	Low	Period End
2008
First Quarter	766.03	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	740.92	830.3
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	849.35	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter (through August 14, 2013)	1,063.01	989.47	1,047.80
The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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EURO STOXX 50® Index January 1, 2008 to August 14, 2013

EURO STOXX 50® Index	High	Low	Period End
2008
First Quarter	4,333.42	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter (through August 14, 2013)	2,852.08	2,570.76	2,852.08

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Vanguard FTSE Emerging Markets ETF January 1, 2008 to August 14, 2013

Vanguard FTSE Emerging Markets ETF* (CUSIP: 922042858)	High ($)	Low ($)	Period End ($)
2008
First Quarter	52.90	44.01	47.14
Second Quarter	53.46	46.21	46.54
Third Quarter	45.63	32.10	34.66
Fourth Quarter	34.22	18.60	23.70
2009
First Quarter	25.68	19.04	23.60
Second Quarter	33.89	24.39	31.82
Third Quarter	39.01	30.57	38.56
Fourth Quarter	41.71	37.54	41.00
2010
First Quarter	42.8	36.85	42.18
Second Quarter	43.98	36.38	37.99
Third Quarter	45.40	38.22	45.40
Fourth Quarter	49.32	45.54	48.15
2011
First Quarter	48.92	45.00	48.92
Second Quarter	50.71	46.44	48.62
Third Quarter	49.52	35.89	35.89
Fourth Quarter	43.47	35.20	38.21
2012
First Quarter	45.09	38.21	43.47
Second Quarter	43.99	37.08	39.95
Third Quarter	43.25	38.28	41.75
Fourth Quarter	44.53	40.44	44.53
2013
First Quarter	45.45	42.24	42.89
Second Quarter	44.79	36.53	38.78
Third Quarter (through August 14, 2013)	40.41	37.72	40.18

*Note that prior to January 2013, the Fund tracked the MSCI Emerging Markets Index.  In January 2013, the Fund began tracking the performance of the FTSE Emerging Transition Index, and on June 28, 2013 the Fund transitioned to begin

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tracking the performance of the FTSE Emerging Index.  As a result of this transition, the Fund will no longer seek to track, and therefore will not benefit from any future appreciation in, the South Korean equity markets.  Moreover, the historical performance of the Fund prior to June 28, 2013 reflected the contribution of the South Korean equity markets and investors in the Trigger PLUS should bear this difference in mind when evaluating the historical data.  For more information see “Annex A—The FTSE Emerging Markets Index”.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Bull market or bear market Trigger PLUS:	Bull Market Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Trigger PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Trigger PLUS.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion

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contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes.  We will receive, in aggregate, $10 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the underlying shares, in futures or options contracts on the basket components or component stocks of the Russell 2000® Index, the EURO STOXX 50® Index or the FTSE Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the trigger level, which is the level at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling the underlying shares, the stocks constituting the Russell 2000® Index, the EURO STOXX 50® Index or the FTSE Emerging Markets Index, futures or options contracts on the basket components or component stocks of the Russell 2000® Index, the EURO STOXX 50® Index or the FTSE Emerging Markets Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the basket component and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to

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transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.1125 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.  When MS & Co.

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prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS, including the trigger level, such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A

The FTSE Emerging Index

The FTSE Emerging Index is a stock index calculated, published and disseminated FTSE International Limited (“FTSE”).  FTSE Emerging Markets indices are part of the FTSE Global Equity Index Series (GEIS).  The FTSE Global Equity Index Series (each index included in the GEIS, an “Index”) draws from a universe of over 7,400 securities in 47 different countries.  It attempts to represent every equity and sector relevant to international investors’ needs and has a modular structure.  The universe is divided into Developed, Advanced Emerging and Secondary Emerging segments, with indexes calculated at regional, national and sector level.  The FTSE Emerging Index is the aggregate of the Advanced and Secondary Emerging markets.

Country Selection Criteria

The following criteria must be met before a country can be included:

•	Permission for direct equity investment by non-nationals

•	Availability of accurate and timely data

•	Non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends

•	The demonstration of significant international investor interest in the local equity market

•	Existence of adequate liquidity in the market

A country’s classification as Developed, Advanced Emerging or Secondary Emerging is largely dependent on the following factors:

•	Wealth (Gross National Income per capita)

•	Total stock market capitalization

•	Breadth and depth of market

•	Any restrictions on foreign investment

•	Free flow of foreign exchange

•	Reliable and transparent price discovery

•	Efficient market infrastructure (trading, reporting and settlement systems, derivatives market etc.)

•	Oversight by independent regulator

The FTSE Regional Committees will review the classification of countries between Developed, Advanced Emerging and Secondary Emerging on a regular basis.  The FTSE Policy Group will publish a watch list of countries being monitored for promotion or demotion and will normally give at least six months notice before changing the classification of any country.

New countries, which in the view of the FTSE Policy Group and FTSE Regional Committees comply with these rules, may be added at any time after a prior announcement.  Once a country has met the criteria, it will be eligible for inclusion in the FTSE Global Equity Index Series.  However, for the country index to be constructed and included in the FTSE Global Equity Index Series, it must have a minimum of 3 companies which pass all the eligibility criteria.  An existing country index will remain in the FTSE Global Equity Index Series while any eligible constituents representing the country remain within the index.  On the deletion of the last eligible constituent, the country will continue to be eligible, but the country index will be immediately removed from the FTSE Global Equity Index Series and will only be reconsidered for inclusion if it meets the minimum requirement of 3 eligible companies.

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Determining Nationality

A company will be allocated to a single country.  If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country.  In all other circumstances, FTSE will refer the company to the FTSE Nationality Committee who will decide the appropriate nationality for the company.  The FTSE Nationality Committee will base its decision according to its assessment of various factors including, but not necessarily limited to, the following:

•	The investor protection regulations present in the country of incorporation;

•	The country in which the company is domiciled for tax purposes;

•	The location of its factors of production;

•	The location of its headquarters;

•	The location of company meetings;

•	The composition of its shareholder base;

•	The membership of its board of directors;

•	The currency denomination of the company’s shares;

•	The perception of investors.

If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation.  If the company fails FTSE’s liquidity test in the country of incorporation, the FTSE Nationality Committee may assign the company to the country which exhibits the greatest liquidity.  However, save for certain exceptions, a company incorporated in a country other than a developed country (as classified in the FTSE Global Equity Index Series) may not be assigned to a developed country.  If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity.  If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognised as having a low taxation status that has been approved by the FTSE Nationality Committee.  For companies incorporated in approved low taxation countries, the FTSE Nationality Committee will normally assign the company to the developed country with the greatest liquidity.  The country allocation of any FTSE index constituents may be reassessed at any time at the FTSE Nationality Committee’s discretion.

Eligible Securities

Most equities are eligible for the Index.  Ineligible securities include those whose business is that of holding equity and other investments, those of Limited Liability Partnerships and Limited Liability Companies, and where a unit comprises equity and non-equity, convertible preference shares and loan stocks until converted, and where a company does not list all its shares in an eligible class, or does not list an entire class, such unlisted shares (but they may be included in the Review Universe for the purpose of ranking companies by their full market capitalization).

Algorithm and Calculation Method

The FTSE Global Equity Index Series use actual closing mid-market or last trade prices, where available, for securities with local bourse quotations.  Reuters real time exchange rates are used in the index calculations which are disseminated in real-time.  Exchange rates used in the End of Day calculations are WM/Reuters Closing Spot Rates™, collected at 16:00 hrs London time.

For the purposes of computing the FTSE Global Equity Index Series, the number of outstanding shares for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of outstanding shares for each constituent security is amended only when the total outstanding shares held within the index system changes by more than 1% on a cumulative basis.  Changes will be made quarterly after the close of business on the third Friday of March, June, September and December.  If a corporate action is applied to an index constituent which involves a change in the number of outstanding shares, the change in shares will be applied

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simultaneously with the corporate action.  If accumulated changes in the number of outstanding shares add up to 10% or more, or when an accumulated share change represents USD 2 billion of a company’s total market capitalisation, they are implemented between quarters.  WM/Reuters Spot Rates will be used to convert the market capitalisation into USD.  The USD 2 billion threshold may be adjusted annually in December, by the FTSE Policy Group.  If an adjustment is made, it will be applied for the first time at the next review in March of the following year.

The FTSE Global Equity Index Series is calculated using the chained Paasche methodology.  The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between:

•	the index’s market capitalisation as at the close of that day and

•	the market capitalisation at the start of that day

‘Start of the day’ is defined as the previous day's close adjusted for capital changes, investability weight changes, additions and deletions.

Adjustments are applied whenever capital changes take place, so that the performance of the FTSE Global Equity Index Series reflects the experience of investors.  Eligible companies may be subject to adjustment for free float and multiple lines.

Free Float and Multiple Lines Adjustments

Free Float:  The FTSE Global Equity Index Series are adjusted for free float and foreign ownership limits.  Free float restrictions include:

•	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).

•	Shares held by Sovereign Wealth Funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.

•	Shares held within employee share plans.

•	Shares held by public companies or by non-listed subsidiaries of public companies.

•
Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

•	All shares where the holder is subject to a lock-in clause (for the duration of that clause)*.

•	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.

•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

* Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lockin expiry date and the index review date.

Holdings that are not considered as restricted free float include portfolio holdings, nominee holdings, holdings by investment companies and ETFs.  If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be considered a free float restriction.

Free float restrictions will be calculated using available published information. For Equity Shares of companies which have been admitted to the Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the Index.

The FTSE Global Equity Index Series will be periodically reviewed for changes in free float.

Market Lines:

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Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that:

•
The secondary line’s full market capitalisation (i.e. before the application of any investability weightings) is greater than 25% of the full market capitalisation of the company’s principal line and the secondary line is eligible in its own right in all respects.  Should the full market capitalisation of a secondary line that is already a constituent of the FTSE All-World Index or the FTSE Global Small Cap Index fall below 20% of the full market capitalisation of the company’s principal line at an annual review, the secondary line will be deleted from the FTSE All-World Index or the FTSE Global Small Cap Index unless its full market capitalisation remains above the qualification level for continued inclusion as a constituent in the relevant regional index at that review.

•
All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates.  Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity

Each security will be tested for liquidity by calculation of its median daily trading per month.  The median trade is calculated by ranking each daily trade total and selecting the middle ranking day.  Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

•
A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series.

•
An existing constituent which does not turnover at least 0.04% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed.

•
New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing, unless added under fast entry rule provisions.

•
In the event that the a company fails the liquidly test based on its underlying shares, the Depositary Receipt (DR) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional timezone to where the underlying shares are listed.  Where a company has both DR and underlying shares listed, both lines will be tested separately for liquidity. The underlying share will be included as long as it passes the liquidity test in its own right.   The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR.  In the event that the underlying share fails the liquidity test and the DR trades in a different time-zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e. the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

•
At the sole discretion of a FTSE Regional Committee, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in the Committee’s opinion, the index better reflects the liquid investable market of the region.  This discretion may only be exercised across the whole of a region and may not be applied to individual securities or countries.

Periodic Review of Index Constituents

In order to determine which companies are included in the index, first the 100% regional universe is defined, and companies are valued by full market capitalization.  Companies are then ranked by full market capitalization in descending order, and the top 98% of the regional universe is selected as the Index Universe.  Investability weights are

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assigned to all companies in accordance with the free float rules, the multiple lines rule is applied, all secondary lines which fail are eliminated, and the liquidity rule is applied to all remaining eligible lines of stock.  From there, each company is evaluated for inclusion in the Index:

For companies not currently in the FTSE All-World Index Series or the FTSE Global Small Cap Index Series:

•
Companies at or above 68% of the Index Universe by full market capitalisation with a weight greater than 0.04% of the current respective regional All-World Index by full market  capitalisation, and with a weight greater than the inclusion percentage for the respective region by investable market capitalisation, will be included in the Large Cap Index for the region under review.

•
Companies ranked below 68%, but within the top 86% of the Index Universe by full market capitalisation with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalisation, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalisation, will be included in the Mid Cap Index for the region under review.

•
Companies ranked below the top 86%, but within the top 98% of the Index Universe by full market  capitalisation or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalisation, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalisation will be included  in the Small Cap Index for the region under review.

For existing FTSE All-World Index Series or the FTSE Global Small Cap Index Series constituents:

•
Existing Large Cap constituents will remain in the Large Cap Index if they fall within the top 72% of the ranking described above. If they are ranked between 72% and 92% of the Index Universe they will move to the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalisation or have a weight less than the exclusion percentage levels  for the respective region by investable market capitalisation, they will be excluded from the index.

•
Existing Mid Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 92% of the Index Universe they will remain in the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalisation or have a weight less than the exclusion percentage levels  for the respective region by investable market capitalisation, they will be excluded from the index.

•
Existing Small Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 86% of the Index Universe by full market capitalisation and have a weight greater than 0.04% of the current respective regional All-World Index by full market capitalisation they will move to the Mid Cap. If they are ranked below 86% of the Index Universe or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalisation, but within the top 101% of the Index Universe, they will remain in the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalisation or have a weight less than the exclusion percentage levels for the respective region by investable market capitalisation, they will be excluded from the index.

Inclusion and exclusion percentage levels by investable market capitalisation for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the index are shown below.  These percentages are based from the respective regional Small Cap Index. Companies will be tested as a whole by taking the aggregate of each eligible line.

Region	For Inclusion (New Stocks)	For Inclusion (Current Stocks)
Developed Europe North America	0.02%	0.005%

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Asia Pacific ex Japan Japan	0.05%	0.01%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%

Fast Exit Rule

Existing constituents of all regions not undergoing a full review will be tested on a quarterly basis to identify any constituent meeting either of the following:

•
The constituent has fallen below 101% of the Index Universe by full market capitalization for two consecutive quarters.  This level is set at the time of the last review of the relevant region and is index adjusted using data as at February 11, May 11, August 11 or November 11, as appropriate, to reflect the change in performance of the regional index since its previous review.  The previous trading day’s data will be taken if any of the dates above are on a non trading day.

•
The constituent is valued at less than the relevant exclusion percentage levels for the respective Small Cap Index by investable market capitalisation for two consecutive quarters.  This is assessed using data as at February 11, May 11, August 11 or November 11.  The previous trading day data will be taken if any of the dates above are on a non trading day.

Constituents whose market capitalisation falls below either of the parameters will be considered to be ineligible and will be removed from the index. The deletion will be applied on the next trading day following the third Friday in March, June, September and December.

Changes to Constituent Companies

Under certain circumstances, companies can be added to the list of constituent stocks outside of a review when meeting certain market capitalization thresholds.  Stocks can be deleted from the list of constituents if their market capitalization or weight falls below certain levels, there exists evidence of a change in circumstance regarding investability, or the constituent stock becomes delisted or becomes bankrupt, insolvent or is liquidated.  Constituents can also be deleted under certain circumstances involving delisting, suspension, or relisting.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent in its own or another country, then the existing constituent is deleted on the effective date of the acquisition. The enlarged company remains a constituent of the same benchmarks within the FTSE Global Equity Index Series as the acquired company.

Mergers between a constituent and non-constituent:

•
Within one country: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in the same country, then the purchasing company is added to the same benchmarks within the FTSE Global Equity Index Series as the acquired company on the effective date of the acquisition, if eligible in all other respects. The existing constituent is deleted on the same date.

•
Cross border:  If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in another country, the acquiring company will be included in its own country index on the effective date of acquisition, providing it is eligible in all other respects. The existing constituent will be deleted on the same date.

FTSE

FTSE is a company owned equally by the London Stock Exchange Plc (the “LSE”) and the Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries.  These securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by LSE or by FT and neither FTSE or LSE or FT makes any warranty or

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Trigger PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due August    , 2015
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FSTE Emerging Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise.  The FSTE Emerging Index is compiled and calculated solely by FTSE.  However, neither FTSE or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FSTE Emerging Index and neither FTSE or LSE or FT shall be under any obligation to advise any person of any error therein.

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